10 February 2023

Steve Morris

Founder and Interim CEO Bubblr, Inc.

DELIVERED VIA EMAIL

Dear Steve:

In accordance with our recent conversations, please accept my resignation from the Bubblr Board of Directors effective immediately.

It has been a privilege to serve the Company and to work with you. We have navigated immense challenges during my tenure, and I know you have more mountains to climb. I wish you all the best as you chart Bubblr’s path forward.

Thank you for executing the agreement to gift me the shares in acknowledgment of my service to the Board. As we also discussed, there should be no public announcements on my decision to leave the Board, and no backward looking statements about the Board’s performance.

As we discussed, if there is anything I can do for you in the future, simply reach out via email or text. Also, when Scott Doney prepares the 8-K, I will quickly approve it so the filing can be done expeditiously.

Best regards,

/s/ Matthew S. Boeb

Matthew S. Loeb

CC:	Virginia Mackin
Scott Doney